Exhibit 99.1

Eastman Board Elects New Director

KINGSPORT, Tenn., May 30, 2024 – The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Mr. Donald Slager as a director. Slager is the former Chief Executive Officer for Republic Services, Inc., a $15 billion leader in the environmental services industry.

“We are delighted to have Don join our Board of Directors. He brings a wealth of experience and knowledge in the environmental services sector, which is critical for Eastman as we pursue our vision of creating a more circular economy for our products and solutions,” said Mark Costa, Board Chair and CEO. “His expertise, proven leadership, and unique insights will be great assets to our Board and our company.”

Slager retired as CEO of Republic Services, Inc., in 2021, after serving in that role since 2011. He joined the company in 2008 as President and Chief Operating Officer, following the merger with Allied Waste Industries, Inc., where he held the same position. Slager started his career in the environmental services industry in 1980 at Waste Management, Inc., and went on to hold various leadership roles at National Waste Services, Inc., before its merger with Allied.

In addition to his position on Eastman’s Board of Directors, Slager currently serves on the board of Martin Marietta Materials, Inc., a leading supplier of construction aggregates and heavy building materials.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2023 revenue of approximately $9.2 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

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Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com